News Release	FOR:	REMEDYTEMP, INC.

CONTACT:

Monty Houdeshell
Senior Vice President and
Chief Financial Officer

(949) 425-7600

Roger Pondel/Rob Whetstone
PondelWilkinson Inc.

(310) 279-5980

RemedyTemp Achieves Strong First Quarter Results

•	Improved margins

•	Pre-tax profit

•	Sharp reduction in net loss

•	Strengthened balance sheet

ALISO VIEJO, Calif.—February 3, 2005—RemedyTemp, Inc. (NASDAQ:REMX), which operates as Remedy Intelligent Staffing® and RemX® Specialty Staffing, today reported strong first fiscal quarter financial results, reflecting increased demand for temporary workers, along with the benefits of internal programs focused on increasing revenue and enhancing margins.

For the fiscal 2005 first quarter ended January 2, 2005, revenue advanced 9% to $137.4 million from $126.0 million in the corresponding period last year. The company registered pre-tax profits of $15,000 for the 2005 first quarter, versus a loss of $3.2 million last year. RemedyTemp reduced its net loss for the fiscal 2005 first quarter to $22,000, less than $0.01 per share, representing a sharp improvement over the net loss of $3.3 million, or $0.37 per share, a year ago.

“The programs we have put into place over the past two years are beginning to pay off, and at the same time, conditions in the markets we serve appear to be strengthening,” said Greg Palmer, president and chief executive officer. “Our commercial divisions and our RemX® Specialty Staffing unit performed well during the quarter, with RemX achieving operating profitability for the first time since being established approximately three years ago.

“The planned, accelerated growth of RemX and a 99% increase in revenue by our direct hire operation during the first quarter, combined to produce a positive shift in our business mix,” Palmer said. “Accordingly, we were pleased to achieve a 31% increase in gross margin dollars and an improvement in gross margin of 3.2 percentage points to 19.5% from 16.3% last year.”

RemedyTemp further strengthened its balance sheet during the first quarter. Its restricted cash portion was reduced to approximately $25 million from $41.1 million at year end, reflecting a new $50 million credit facility arranged with its existing bank, Bank of America, which released $16.0 million of previously restricted cash. At January 2, 2005, the company had $45.7 million in total cash and investments. RemedyTemp continues to have no debt.

Palmer said the second fiscal quarter is seasonally the company’s weakest, but he believes results will be improved over the prior year. He said revenue is anticipated to advance 8% to 11% for the second fiscal quarter ending April 3, 2005, over the $115.4 million reported for the second quarter of fiscal 2004. The company expects its pre-tax loss will be reduced to approximately $2.4 million to $2.9 million, compared with a pre-tax loss of $3.8 million in the corresponding prior year period.

About RemedyTemp Inc.

RemedyTemp, with 237 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. For additional information about RemedyTemp visit www.remedytemp.com.

This news release contains forward-looking statements that involve material risks and uncertainties. Such forward-looking statements, including, but not limited to growth and strategies, future operating and financial results, financial expectations for the second quarter of fiscal 2005 and current business indicators, are subject to change based on factors beyond the control of the company. (Certain of such statements are identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “expect,” “will,” or “future”).

Accordingly, the company’s actual results may differ materially from those expressed or implied in any such forward-looking statements as a result of various additional factors, including, without limitation, the continued performance of the RemX® Specialty Staffing division, the company’s ability to realize improvements in the months ahead, changes in general or local economic conditions that could impact the company’s expected financial results, the availability of sufficient personnel, various costs relating to temporary workers and personnel including but not limited to workers’ compensation and state unemployment rates, the company’s ability to expand its sales capacity and channels, to open new points of distribution and expand in core geographic markets, attract and retain clients and franchisees/licensees, the outcome of litigation, software integration and implementation, and other factors described in the company’s filings with the Securities and Exchange Commission regarding risks affecting the company’s financial condition and results of operations. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any such forward-looking statement or any projected results expressed or implied therein will not be realized.

The following table sets forth summary statements of operations and condensed balance sheets and should be read in conjunction with this news release.

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(Table to follow)

REMEDYTEMP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)

	(unaudited)
	Three Months Ended
	January 2,	December 28,
	2005	2003
Total revenues	$137,356	$126,011
Cost of revenue	110,565	105,521
Licensees’ share of gross profit	6,468	5,817
Selling and administrative expenses	19,348	16,292
CIGA litigation	98	150
Depreciation and amortization	1,364	1,748

Loss from operations	(487)	(3,517)
Other income (expense):
Interest expense	(128)	(127)
Interest income	259	258
Other, net	371	194

Income (loss) before income taxes	15	(3,192)
Provision for income taxes	37	124

Net loss	$(22)	$(3,316)

Net loss per share: basic and diluted	$(0.00)	$(0.37)

Weighted average shares: basic and diluted	9,033	9,019

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	(unaudited)
	January 2,	October 3,
	2005	2004
ASSETS
Current assets:
Cash and investments	$20,226	$7,414
Restricted investments	3,505	19,161
Accounts receivable, net	61,147	63,152
Other current assets	7,694	9,073

Total current assets	92,572	98,800
Fixed assets, net	10,230	10,589
Restricted cash and investments	21,919	21,925
Other assets	6,530	6,307

Total Assets	$131,251	$137,621

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$34,870	$43,843
Total long-term liabilities	32,565	30,267

Total liabilities	67,435	74,110
Total shareholders’ equity	63,816	63,511

Total Liabilities and Shareholders’ Equity	$131,251	137,621